Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

February 1, 2021

Thimble Point Acquisition Corp.

195 Church Street, 15th Floor

New Haven, Connecticut 06510.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of up to 4,600,000 additional units (the “Units”), each composed of one share of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Thimble Point Acquisition Corp., a Delaware corporation (the “Company”), and one-third of one redeemable warrant, each whole warrant representing the right to purchase one share of Class A common stock (the “Warrants”) under a registration statement filed pursuant to Rule 462(b) under the Act that relates to the Company’s registration statement on Form S-1, as amended (File No. 333-252150), declared effective by the Securities and Exchange Commission on February 1, 2021 (the “Registration Statement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1. When the Units have been duly issued and sold as contemplated by the Registration Statement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Units will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2. When the Units have been validly issued and sold as contemplated by the Registration Statement and the terms of the shares of Class A Common Stock included in the Units have been duly established in conformity with the Company’s amended and restated certificate of incorporation, the shares of Class A Common Stock will be validly issued, fully paid and nonassessable.

3. When a warrant agreement (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, has been duly authorized, executed and delivered by each of the parties thereto and the terms of the Warrants have been duly established in conformity with the Warrant Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Warrants included in such Units will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the registration statement filed pursuant to Rule 462(b) under the Act relating to the Units and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP